FIRST AMENDMENT TO THE

NEW WORLD RESTAURANT GROUP, INC.

STOCK APPRECIATION RIGHTS PLAN

1.	Plan Sponsor: Einstein Noah Restaurant Group, Inc. (formerly named, New World Restaurant Group, Inc.).

2.	Amendment of Plan: The following Amendments to the Einstein Noah Restaurant Group, Inc. Stock Appreciation Rights Plan (formerly named, the New World Restaurant Group, Inc. Stock Appreciation Rights Plan) (the “Plan”) are adopted, effective as provided in Paragraph 3:

A.	Section 1.1 shall be amended by replacing the existing Section 1.1 with the following Section 1.1:

1.1 Establishment. Einstein Noah Restaurant Group, Inc. (formerly named, New World Restaurant Group, Inc.), a Delaware corporation, hereby establishes the Einstein Noah Restaurant Group, Inc. Stock Appreciation Rights Plan (formerly named, New World Restaurant Group, Inc. Stock Appreciation Rights Plan) for certain employees of the Company.

B.	Section 2.13 shall be amended by replacing the existing Section 2.13 with the following Section 2.13:

2.13 “Plan” means the Einstein Noah Restaurant Group, Inc. Stock Appreciation Rights Plan (formerly named, New World Restaurant Group, Inc. Stock Appreciation Rights Plan).

C.	Section 2.14 shall be amended by replacing the existing Section 2.14 with the following Section 2.14:

2.14 “Plan Sponsor” means Einstein Noah Restaurant Group, Inc. (formerly named, New World Restaurant Group, Inc.) and any successor thereto.

3.	Effective Date: The Effective Date of the Amendment shall be the date the Plan Sponsor’s name is changed from New World Restaurant Group, Inc. to Einstein Noah Restaurant Group, Inc.

4.	Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

5.	Execution: The Plan Sponsor has executed this Amendment as of the date set forth below.

Einstein Noah Restaurant Group, Inc.
(formerly named, New World Restaurant Group, Inc.)

By:	/s/ Paul Murphy

Title:	President & CEO

Date:	May 3, 2007

SECOND AMENDMENT TO THE

EINSTEIN NOAH RESTAURANT GROUP, INC.

STOCK APPRECIATION RIGHTS PLAN

1. Plan Sponsor. Einstein Noah Restaurant Group, Inc. (formerly named, New World Restaurant Group, Inc.).

2. Amendment of the Plan. The following Amendments to the Einstein Noah Restaurant Group, Inc. Stock Appreciation Rights Plan (formerly named, the New World Restaurant Group, Inc. Stock Appreciation Rights Plan) (the “Plan”) are adopted for the sole purpose of bringing the Plan into compliance with Code § 409A, effective as provided in Paragraph 3:

A. Section 2.11 shall be amended by replacing the existing Section 2.11 with the following Section 2.11:

2.11 “Fair Market Value” means the closing price, on the NASDAQ National Market System, the principal stock exchange or other market on which the Stock is traded, on the grant date, if any, or if Shares were not traded on such date, then on the next preceding date on which a trade occurred. If the price of the Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Stock on a particular date shall be as determined by the Committee in good faith by applying any reasonable valuation method permitted under Code § 409A to determine fair market value in accordance with Code § 409A.

B. Section 6.3 shall be amended by replacing the existing Section 6.3 with the following Section 6.3:

6.3 Adjustments for Stock Splits and Stock Dividends. If the Plan Sponsor shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan and (ii) the Shares then included in each outstanding Award granted hereunder. Any change or adjustment made pursuant to this Section must comply with the requirements of Code § 409A, and may only be taken pursuant to the Section if the action would not cause adverse tax consequences under Code § 409A.

C. Section 6.4 shall be amended by replacing the existing Section 6.4 with the following Section 6.4:

6.4 Other Distributions and Changes in the Stock. If the Plan Sponsor distributes assets or securities of persons other than the Plan Sponsor (excluding cash or distributions referred to in Section 6.3) with respect to the Stock, or if the Plan Sponsor grants rights to subscribe pro rata for additional Shares or for any other securities of the Plan Sponsor to the holders of its Stock, or if there is any other change (except as described in Section 6.3) in the number of kind of outstanding Shares or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment in the SAR Price or the taking of any other action by the Committee, including without limitation, the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) and shall be effective for all purposes of the Plan and on each outstanding Award. Any change or adjustment made pursuant to this Section must comply with the requirements of Code § 409A, and may only be taken pursuant to this Section if the action would not cause adverse tax consequences under Code § 409A.

D. Section 6.5 shall be amended by replacing the existing Section 6.5 with the following Section 6.5:

6.5 Determination by the Committee. Adjustments under this Article shall be made by the Committee in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D), whose determinations shall be final and binding upon all parties.

3. Effective Date. The Effective Date of this Amendment shall be September 1, 2008.

4. Terms and Conditions of Plan. Except for the above Amendment, all terms and conditions of the Plan shall remain in full force and effect.

5. Execution. The Plan Sponsor has executed this Amendment as of the date set forth below.

EINSTEIN NOAH RESTAURANT GROUP, INC.
(formerly named, New World Restaurant Group, Inc.)

By:	/s/ Paul Murphy

Title:	President & CEO

Date:	August 5, 2008

THIRD AMENDMENT

EINSTEIN NOAH RESTAURANT GROUP, INC.

STOCK APPRECIATION RIGHTS PLAN

1. Plan Sponsor. Einstein Noah Restaurant Group, Inc.

2. Amendment of the Plan. The Plan Sponsor desires to amend the Einstein Noah Restaurant Group, Inc. Stock Appreciation Rights Plan (the “Plan”) as set forth below to provide for the effect of a Change in Control on outstanding awards granted under the Plan.

A.	New Section 4.8 shall be added to the Plan to read as follows:

4.8 Effect of a Change in Control. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 4.8 shall apply in the event of a Change in Control (as defined below), unless otherwise determined by the Committee in its sole discretion. Upon a Change in Control, a Participant’s then-outstanding SARs shall immediately become fully vested and exercisable. The Committee may also provide for (i) the assumption or substitution of outstanding SARs, (ii) the expiration of outstanding SARs at the time of the closing of the Change in Control transaction, (iii) the cancellation of outstanding SARs in exchange for a cash payment equal to the excess of the Fair Market Value of a Share measured immediately prior to the closing of the Change in Control transaction over the Fair Market Value of a Share on the grant date multiplied by the number of SARs outstanding, or the fair market value as determined by the Board of the cash, securities or other consideration into which a Share is to be exchanged pursuant to the Change in Control transaction, or (iv) make any other provision for outstanding SARs as the Committee deems appropriate. The Committee need not take the same action with respect to all outstanding SARs.

For purposes of the Plan, a “Change in Control” means the occurrence of one or more of the following events:

(a)	The acquisition by any Person, directly or indirectly, (other than Greenlight Capital, L.L.C. and its affiliates) of Beneficial Ownership of 50% or more of either (A) the then-outstanding Shares (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 4.8(a) the following acquisitions shall not constitute a Change in Control:

(i)	any acquisition by the Company,

(ii)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company,

(iii)	any acquisition by any entity directly or indirectly controlled by or, is under common control with, the Company, or

(iv)	any acquisition by any entity pursuant to a transaction that complies with Sections 4.8(c)(i), (ii) and (iii).

(b)	Individuals who, as of May 3, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to May 3, 2011 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, provided, however, that, for purposes of this Section 4.8(c) a Business Combination shall not constitute a Change in Control if following the Business Combination:

(i)	all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and

(ii)	no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

(iii)	at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(e)	Any event or circumstance constituting a “Change in Control” under any documentation evidencing or governing any indebtedness of the Company in a principal amount in excess of $10.0 million shall occur which results in an obligation of the Company to prepay (by acceleration or otherwise purchase, offer to purchase, redeem or defease all or a portion of such indebtedness).

For the purposes of this definition of “Change in Control” only, any Person other than the Greenlight Capital, L.L.C. and its affiliates shall be deemed to be the current beneficial owner of any shares of voting Shares of the Company, or any interests or participations in, or measured by the profits of, the Company, that are issuable upon the exercise of any option, warrant or similar right, or upon the conversion of any convertible security, in either case owned by such Person or Group without regard to whether such option, warrant or convertible security is currently exercisable or convertible or will become convertible or exercisable within 60 days if the exercise or conversion price thereof at the time of grant was lower than the fair market value of the underlying security at the time of grant.

3. Effective Date. The Effective Date of this Amendment to the Plan is May 1, 2012.

4. Terms and Conditions of the Plan. Except for the above Amendment, all terms and conditions of the Plan shall remain in full force and effect.

5. Execution. The Plan Sponsor has executed this Amendment on the date set forth below to be effective as of the Effective Date.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	//S// Jeffrey J. O’Neill
Jeffrey J. O’Neill
President and Chief Executive Officer

Date:	MAY 1, 2012